Exhibit 3.1.1

CERTIFICATE OF INCORPORATION

OF

WC ACQUISITION HOLDINGS CORP.

1. NAME

The name of this corporation is WC Acquisition Holdings Corp. (the “Corporation”).

2. REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The registered agent of the Corporation at such address shall be The Corporation Trust Company.

3. PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

4. CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is One Hundred (100) shares of common stock, all of one class, having a par value of $.01 per share (“Common Stock”). The holders of the shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation and shall have the right to receive dividends as and when declared by the Board of Directors in its sole discretion.

5. INCORPORATOR

The name and mailing address of the incorporator (the “Incorporator”) are Alexandra H. Ekblom, 555 Thirteenth Street, NW, Washington, DC 20004.

6. BOARD OF DIRECTORS

6.1. Number; Election; Books and Records

The business, property and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Meetings of the Board of Directors may be held within or without the State of Delaware as the bylaws of the Corporation may provide. An annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as may come before the meeting shall be held at such time and place as shall be determined in accordance with the bylaws of the Corporation. The books and records of the Corporation may be kept (subject to applicable laws) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

6.2. Limitation of Liability

To the maximum extent permitted by the Delaware General Corporation Law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director in any case in which such elimination or reduction is not permitted by law. Any repeal or modification of this Section 6.2 by the stockholders of the Corporation shall not adversely affect any right or protection of any director of the Corporation existing at the time of such repeal or modification.

7. INDEMNIFICATION

To the fullest extent permitted by the Delaware General Corporation Law, the Corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, liabilities, losses, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

The Corporation shall advance expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification.

The Corporation may advance expenses (including attorneys’ fees) incurred by an employee or agent in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Board of Directors deems appropriate.

8. AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

9. DURATION

The Corporation is to have perpetual existence.

10. AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

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IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Certificate of Incorporation this 8th day of August, 2006.

By:	/s/ Alexandra H. Ekblom
Alexandra H. Ekblom, Incorporator